UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 31, 2013

PERNIX GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-92445	36-4025775
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

151 E. 22nd Street
Lombard, Il.	60148
(Address of Principal Executive Offices)	(Zip Code)

(630) 620-4787

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) Departure of Directors or Certain Officers

Effective December 31, 2013, Mr. Ralph Beck tendered his resignation as Chairman and member of the Board of Directors (the “Board”) of Pernix Group, Inc. (the “Company”).

Prior to Mr. Beck’s retirement from the Company’s Board, he was Chairman of the Board and was a member of the Compensation, Executive and Government Security Committees. Mr. Beck served for 14 years on the Board prior to his retirement. His resignation was not tendered in connection with any disagreement with the Company on any matter relating to the Company’s operations, policies or practices but was tendered to facilitate his retirement.

Mr. Beck’s contributions to the Company over the 14 years during which he served are much appreciated and the Company wishes him all the best. In recognition of Mr. Beck’s service, the Company intends to award, and the Board of Directors has approved the Company’s proposal to award, to Mr. Beck 50,000 stock options under the Equity Incentive Plan.  The terms and conditions of the award will be determined in early 2014.

(d) Appointment of New Chairman of the Board

Effective December 31, 2013, the Board has elected Mr. Don Gunther to fill the Chairman of the Board position pursuant to the retirement of Mr. Ralph Beck, whose resignation is announced above. Mr. Gunther has served on the Board of Directors since December 2012 and will continue to serve on the Compensation Committee replacing Mr. Beck as the Chairman of that Committee. In connection with his appointment as the Chairman of the Board, Mr. Gunther and the Company have negotiated a Consulting Agreement. A form of the Consulting Agreement is filed herewith as Exhibit 10.1 to this Form 8-K. See Exhibit 99.1 for the press release announcing Mr. Gunther’s appointment as the Chairman of the Board.

(d) Appointment of New Director

Effective December 31, 2013, the Board of the Company has appointed Mr. C. Robert Campbell to fill the Board position vacated by Mr. Ralph Beck, whose resignation is announced above.  Mr. Campbell has also joined the Compensation Committee, filling the vacancy created by Mr. Beck’s resignation.  Additionally, Mr. Campbell will serve as the Chairman of the Audit Committee.  Mr. Campbell brings a vast amount of financial management experience gained through his time serving in various executive level positions for several publicly traded companies.  Prior to his retirement from MasTec, Inc. (MasTec) on December 31, 2013, Mr. Campbell served for the past nine years as Executive Vice President and Chief Financial Officer of MasTec, an infrastructure construction company based in Coral Gables, Florida.  Prior to joining MasTec, Mr. Campbell served in many roles, including Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer and Head of Planning and Development at BAX Global, Ryder System, Inc. and Flagstar Restaurants, Inc.  He received an MBA degree from Columbia University, an MS in accounting from Florida International University and a BS in industrial relations from the University of North Carolina-Chapel Hill.  Mr. Campbell is also a Certified Public Accountant.   Currently Mr. Campbell serves as a Director and Audit Committee Chairman of Forward Air, Inc., a NASDAQ-listed company.

As a non-employee director of Pernix Group, Inc., Mr. Campbell is entitled to compensation pursuant to the Company’s director compensation policies described in the Proxy Statement on Schedule 14A filed by the Company with the Securities and Exchange Commission on November 12, 2013. In accordance with such policies, Mr. Campbell will be eligible beginning in 2014 to receive stock options under the Equity Incentive Plan for shares of Common Stock, $.01 par value, of the Company. The terms of any such award are yet to be determined. The agreement setting forth the terms and conditions of any such grant are expected to be in the same form as the agreements that would be entered into by the Company’s other non-employee directors who are awarded with similar grants.

In connection with his appointment as a director, Mr. Campbell and the Company have negotiated a Consulting Agreement. A form of the Consulting Agreement is filed herewith as Exhibit 10.2 to this Form 8-K. In connection with his appointment, Mr. Campbell will also be covered by the Company’s indemnification policy and have other rights and benefits as set forth in the Company’s by-laws, in accordance with his status as a director of the Company.

Item 9.01                                         Financial Statements and Exhibits

(d) Exhibits

The following Exhibit is furnished as part of this report:

Exhibit
No.	Description

10.1	Form of Consulting Agreement with Mr. Don Gunther.

10.2	Form of Consulting Agreement with Mr. C. Robert Campbell.

99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERNIX GROUP, INC.

		By:	/s/ Nidal Z. Zayed
Nidal Z. Zayed
President and Chief Executive Officer

		By:	/s/ Gregg D. Pollack
Gregg D. Pollack
Vice President — Administration and Chief Financial Officer

		By:	/s/ Carol J. Groeber
Carol J. Groeber
Corporate Controller and Principal Accounting Officer

Dated:	January 6, 2014